Richard Cashman

Legal & Government Affairs, Counsel

July 8, 2013

By E-mail and FedEx

Mr. William Tsumpes

Chief Executive Officer

T3 Motion, Inc.

2990 Airway Avenue, Building A

Costa Mesa, California 92626

By E-mail Only

Ms. Janice O'Neill

Senior Vice President

Corporate Compliance

NYSE Regulation, Inc.

11 Wall Street

New York, NY 10005

Re:	T3 Motion, Inc. Docket No. 12-06 (D)

Dear Mr. Tsumpes and Ms. O'Neill:

By letter dated October 26, 2012, the staff of the Corporate Compliance Department of NYSE Regulation, Inc. (the "Staff"), on behalf of NYSE MKT LLC (the "Exchange"), notified T3 Motion, Inc. (the "Company") of its determination to prohibit the continued listing of the Company's securities on the Exchange and to initiate delisting proceedings because the Company had become financially impaired and had failed to demonstrate its ability to remedy its financial impairment within the period allowed by the Staff, and thus was no longer compliant with the continued listing standards of the Exchange.1

The Company requested an appeal hearing before a Listing Qualifications Panel (the "Panel") as permitted by Sections 1009, 1203 and 1204 of the Company Guide. The hearing initially was scheduled for January 17, 2013, but was adjourned at the request of the Staff to allow the Staff time to consider revised financial projections and other materials the Company submitted just the day before the hearing was to take place. After considering the Company's materials, the Staff

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1 Section 1003(a)(iv) of the NYSE MKT Company Guide (the "Company Guide") provides that the Exchange normally will consider delisting if an issuer has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that, in the opinion of the Exchange, it appears questionable whether such company will be able to continue operations and/or meet its obligations as they mature.

NYSE Euronext	T+1 (212) 656-5630	rcashmann@nyx.com
I I Wall Sirccl, New York, NY 10005. United States	F+1 (212) 656-8101	www.nyx.com

adhered to its determination to proceed with the delisting. The Panel then held the hearing on March 4, 2013, at which time representatives of the Company and of the Staff appeared and the Company once again submitted new projections and additional information regarding its financial condition.

After considering the parties' presentations at the hearing and their prior written submissions, the Panel issued an interim decision on March 15, 2013 deferring further action on the appeal pending the Panel's receipt of a report from the Staff regarding the results of the Company's operations as of May 15, 2013 (the "Interim Decision").

The Panel explained in the Interim Decision that the Company had not disputed that it had been financially impaired when the Staff first cited it for noncompliance with the continued listing standards. The Interim Decision further explained that the Company contended at the March 4, 2013 hearing that it had put new management in place, including a new CEO, that it was proceeding to reduce operating costs, that it would be selling an improved product line, that it was continuing to develop a network of dealers, and that it was in the process of attracting new equity capital and other financing. The Company represented that it believed that it would meet certain product sales, product shipments, and dealer network benchmarks by March 31, 2013, which would lead to infusions of new equity capital, and that those measures in combination would allow the Company to regain compliance with the Exchange's continued listing standards. Although the Staff argued at the hearing that the Company should not be allowed more time to regain compliance with the continued listing standards because the Company's recapitalization efforts had fallen short in the past and its prior projections had not materialized, the Panel concluded based upon the Company's presentation at the hearing that the Company should be allowed until May 15, 2013 to demonstrate its ability to overcome its financial impairment and meet the benchmarks it represented it would meet.

Accordingly, the Panel requested in the Interim Decision that the Staff provide it with a report of the Company's operations through May 15, 2013. The Panel stated that it would dismiss the delisting proceeding if the Staff concluded in its report that the Company was no longer financially impaired. The Panel also stated that, if the Staff did not report that the Company had overcome its financial impairment, before issuing its final decision the Panel would allow the Company one further written response in opposition to the Staff's decision to delist. The Panel retained jurisdiction over this appeal pending its receipt of the Staff's report and the Company's response, if any.

The Staff filed its report on June 11, 2013. The report concluded that the Company had not met the benchmarks it had represented it would meet, that the Company had not overcome its financial impairment, and that the Company should be delisted from the Exchange. The Company filed a response to the Staff’s report on June 13, 2013, arguing to the contrary. Having considered the parties' new submissions as well as the previous presentations made prior to and at the March 4, 2013 hearing, the Panel now unanimously denies the Company's appeal and affirms the decision of the Staff to delist the Company from the Exchange because of the Company's financial impairment.

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The Company has not achieved all of the benchmarks promised at the March 4, 2013 hearing.2

For example, although the Company has succeeded in reducing its monthly operating costs, the Company has not shipped the quantities of products it had projected, and the Company has not achieved the revenues it had projected. It was still operating at a loss at the end of April, 2013. And as of May 28, 2013, according to the Staff’s analysis, the Company had cash on hand sufficient only for three months of operations. For its part the Company states that it has succeeded in arranging additional loans, but even so it represents that its cash position is sufficient only to cover some sixteen weeks of operations even at its reduced level of monthly costs.

The Company reports that it has signed an agreement providing it with a potential new $10 million line of credit, but that credit line is in the form of an agreement under which the Company may call on the investor for cash in exchange for stock in the Company. The agreement is conditioned upon the current market price of the shares not falling below $0.05 per share. The Company's shares, however, have been selling for less than that floor price. At least for the present, therefore, the line of credit does not offer the Company a committed source of cash to fund its operations.3 The Company therefore has had to rely on individual investors for financing, including the new CEO himself.

The Company had projected at the hearing being able to take advantage of a manufacturing outsourcing arrangement it has entered into with another company, allowing it to transfer its parts inventory to this other company which would then manufacture finished products for the Company at a lower cost. But as of the date of the Company's most recent filings, the Company has been unable to ship the required levels of critical parts necessary for the manufacturer to begin manufacturing. The Company blames this failure on missteps by prior management (missteps that are being corrected), but, whatever the reason, the outsourcing arrangement has been delayed.

The Company has approximately $5.3 million of short term debt falling due in November and December of 2013. The Company does not presently have the ability to pay that debt when due if called upon to do so. The Company is confident, however, that the holders of most of that debt will convert it into equity, and it notes that about 10% of the debt already has been converted into equity, 90% of the debt remains outstanding, however, and there can be no guarantee that in fact it will be converted into equity before it falls due. The Company hopes that

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2 The Company now contends that it was misunderstood at the hearing because certain of its presentation materials actually had been prepared by former management and should not have been presented at the hearing, and because its chosen spokesperson did not accurately present its position at the hearing. We note, however, that the Company's present CEO participated at the hearing and never sought to correct anything said on the Company's behalf although he, himself, gave a lengthy presentation at that time, and the Panel relied on the Company's presentation in reaching its Interim Decision. In all events, the Panel is affirming the Staff's decision to delist the Company based on the Company's present financial condition.

3The Company's shares closed at only $0.04 per share on July 5, 2013. The utility of the line of credit also is limited by the fact that Exchange rules prevent a company from issuing more than 19.9% of its pre-transaction total shares outstanding without prior shareholder approval.

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it will be able to repay any of the debt that is not converted by using the proceeds of an anticipated underwriting described in the next paragraph.

The Company asked representatives of the investment banking firm which had participated in its initial public offering to attend the March 4, 2013 hearing. At the hearing the Company represented that the investment banker already had provided the Company with an engagement letter committing the banker to commence a new capital raise by means of a firm commitment underwriting to begin soon after the Company released its financial statements for the first quarter of 2013.4 The Company filed its Form 10-Q for the quarter ending March 31, 2013 on May 15, 2013. The underwriting, however, has not commenced. Instead, the Company now has submitted only a nonbinding letter agreement with the investment banker outlining merely a possible best efforts underwriting for an as yet undetermined amount of new equity the underwriter may undertake to raise for the Company sometime during the next year. The Company's potential for raising substantial new capital by way of a new public offering thus remains uncertain despite the Company's expressed confidence that the underwriting ultimately will occur.

The Company is now under the helm of new, energetic and obviously committed management, confident that the Company will be able to overcome the adverse performance it has reported over the two years it has been listed on the Exchange, which has left the Company with a total stockholders' deficit of some $16.5 million as of March 31, 2013. The Company's efforts to return to profitability may well succeed in the future, but its prospects for the present remain uncertain. The Panel, consequently, does not have any basis for overturning the Staffs determination that the Company remains financially impaired and thus noncompliant with the continued listing standards.

Accordingly, the Panel denies the Company's appeal.

The Company may request that the full Committee on Securities review the decision of the Panel. The fee for a review is $10,000. The request for review and the required fee must be made in writing and received within 15 calendar days from the date of this letter. Please note that the fee is non-refundable and must be paid by certified check payable to "NYSE MKT LLC." In accordance with Section 1205 of the Company Guide, the Company will be deemed to have waived the opportunity for review if the fee has not been submitted to the Exchange within 15 calendar days.

A request for review, including the required fee, must be made to:

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4 This representation is one of those the Company now claims was incorrectly described by its spokesperson at the hearing.

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Matthew Rivera
NYSE Euronext
20 Broad Street, 18th Floor New York, New York 10005 t 212.656.5789 f 212.656.8101 mrivera@nyx.com

A request for review by the full Committee on Securities, however, will not operate as a stay of the Panel's decision. Accordingly, the Exchange will suspend trading in the Company's common stock as soon as practicable, in accordance with Section 1204(d) of the Company Guide, and will file an application with the SEC to strike the Company's common stock from listing and registration on the Exchange when and if authorized, in accordance with Sections 1205(g), 1206(d) and/or 1206(e) of the Company Guide5

Please be further advised that any decision of the full Committee on Securities may be called for review by the Exchange Board of Directors, pursuant to Section 1205 of the Company Guide, not later than its next meeting that is 15 calendar days or more following the date of the decision by the Committee on Securities.

It is recommended that the Company consult with legal counsel as to its disclosure obligations under the federal securities laws or otherwise with respect to this decision.

Sincerely,

Richard Cashman

cc:	By E-mail Only

Erin Manahan, Corporate Compliance, NYSE Regulation, Inc.
Robert Schmidt, Corporate Compliance, NYSE Regulation, Inc.
David DeGregorio, Corporate Compliance, NYSE Regulation, Inc.
Jerry Collazo, T3 Motion, Inc.

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5 Questions regarding the suspension process should be directed to Janice O'Neill, Senior Vice President - Corporate Compliance, NYSE Regulation, Inc., Phone: (212) 656-2407, Fax: (212) 656-5780.

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